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Exhibit 10(a)

THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT
AND REAFFIRMATION OF GUARANTIES

        This THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT AND REAFFIRMATION OF GUARANTIES, dated as of November 7, 2007 (the "Third Amendment"), is entered into by and between Quixote Corporation, a Delaware corporation (the "Borrower"), whose address is 35 East Wacker Drive, Chicago, Illinois 60601, and Quixote Transportation Safety, Inc., Transafe Corporation, Energy Absorption Systems, Inc., Energy Absorption Systems (AL) LLC, Surface Systems, Inc., Nu-Metrics, Inc., Highway Information Systems, Inc., U.S. Traffic Corporation (formerly known as Green Light Acquisition Corporation) and Peek Traffic Corporation, (formerly known as Vision Acquisition Corporation), as Subsidiary Guarantors, (each being referred to herein as a "Guarantor" and collectively referred to herein as the "Guarantors"), and LaSalle Bank National Association, a national banking association (the "Bank"), whose address is 135 South LaSalle Street, Chicago, Illinois 60603.

R E C I T A L S:

        A.    The Borrower and the Bank entered into that certain Amended and Restated Credit Agreement, dated as of April 20, 2005 (the "Original Credit Agreement"), as amended by that certain First Amendment to Amended and Restated Credit Agreement and Reaffirmation of Guaranties dated as of December 1, 2006, (the "First Amendment") and that certain Second Amendment to Amended and Restated Credit Agreement and Reaffirmation of Guaranties dated as of March 15, 2007 (the "Second Amendment" and together with the Original Credit Agreement and the First Amendment, the "Credit Agreement") pursuant to which Credit Agreement the Bank has made a Revolving Loan to the Borrower evidenced by that certain Revolving Loan Note, dated as of March 15, 2007, in the maximum principal amount of $30,000,000, executed by Borrower and made payable to the order of the Bank (the "Revolving Note").

        B.    In connection with the Original Credit Agreement, the Guarantors executed and delivered to the Bank that certain Guaranty dated as of May 16, 2003 in favor of the Bank, as amended by that Reaffirmation and Amendment of Subsidiary Guaranty dated as of April 20, 2005 (the "Guaranty").

        C.    At the present time the Borrower and the Guarantors request, and the Bank is agreeable to, the modification of certain terms contained in the Credit Agreement as set forth herein, all pursuant to the terms and conditions hereinafter set forth.

        NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrower, the Guarantors and the Bank hereby agree as follows:

A G R E E M E N T S:

        1.    RECITALS.    The foregoing Recitals are hereby made a part of this Third Amendment.

        2.    DEFINITIONS.    Capitalized words and phrases used herein without definition shall have the respective meanings ascribed thereto in the Credit Agreement.

        3.    AMENDMENTS TO THE CREDIT AGREEMENT.

          3.1    Section 1.1 of the Credit Agreement.

            (a)   The definition of "Borrowing Base Amount" in Section 1.1 of the Credit Agreement is hereby deleted in its entirety.

            (b)   The definition of "Consolidated Net Worth" in Section 1.1 of the Credit Agreement is hereby deleted in its entirety.

            (c)   The definition of "Eligible Accounts" in Section 1.1 of the Credit Agreement is hereby deleted in its entirety.

            (d)   The definition of "Eligible Inventory" in Section 1.1 of the Credit Agreement is hereby deleted in its entirety.

            (e)   The definition of "Revolving Loan Availability" in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and restated as follows:

        "Revolving Loan Availability" shall mean, at any time, the Revolving Loan Commitment less the Revolving Credit Obligations."

            (f)    The definition of "Revolving Loan Commitment" in Section 1.1 of the Credit Agreement is hereby amended by replacing "Thirty Million Dollars and 00/100 ($30,000,000)" with "Forty Million Dollars and 00/100 ($40,000,000)".

            (g)   The definition of "Revolving Loan Note" in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and restated as follows:

        "Revolving Loan Note" means that certain Amended and Restated Revolving Loan Note dated as of November 7, 2007, as the same may be further amended, restated or modified."

            (h)   The definition of "Revolving Loan Termination Date" in Section 1.1 of the Credit Agreement is hereby amended by replacing "February 1, 2009" with "February 1, 2010".

          3.2    Section 2.13 of the Credit Agreement.    Section 2.13(D)(ii) is hereby amended by deleting the existing pricing grid in its entirety and replacing it with the following:

Level	Senior Leverage Ratio	Eurodollar Margin/L/C Fee Percentage	ABR Margin	Commitment Fee Percentage
V	>2.50	2.25%	0%	0.375%
IV	>2.00 BUT ≥2.50	2.00%	0%	0.250%
III	>1.50 BUT ≥2.00	1.75%	0%	0.250%
II	>1.00 BUT ≥1.50	1.50%	0%	0.250%
I	≤1.00	1.25%	0%	0.250%

          3.3    Section 3.7 of the Credit Agreement.    Section 3.7 of the Credit Agreement is hereby amended by deleting the text in subsection (B) thereof and replacing it with "Intentionally Omitted."

          3.4    Section 7.1(A) of the Credit Agreement.

            (a)   Section 7.1(A)(ii) is hereby amended by deleting the following sentence therefrom:

        "The deliveries made pursuant to this clause (ii) shall be accompanied by a certificate of such accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default under Section 7.4, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist under Section 7.4, stating the nature and status thereof."

            (b)   Section 7.1(A) of the Credit Agreement is hereby amended by deleting the text in subsections (iii), (v), (vi) and (vii) thereof and replacing such text with "Intentionally Omitted".

          3.5    Section 7.3(G) of the Credit Agreement.    Section 7.3(G) of the Credit Agreement is hereby deleted in its entirety and restated as follows:

      "(G)    Conduct of Business; Subsidiaries; Acquisitions.    Neither the Borrower nor any of its Subsidiaries shall engage in any business other than the businesses engaged in by the Borrower on the date hereof and any business or activities which are reasonably similar, related or incidental thereto or logical extensions thereof. The Borrower shall not create, acquire or capitalize any Subsidiary after the date hereof unless (i) no Default or Unmatured Default which is not being cured shall have occurred and be continuing or would result therefrom; (ii) after such creation, acquisition or capitalization, all of the representations and warranties contained herein shall be true and correct in all material respects (unless such representation and warranty is made as of a specific date, in which case, such representation or warranty shall be true in all material respects as of such date); and (iii) after such creation, acquisition or capitalization the Borrower shall be in compliance with the terms of Section 7.2(K), Section 7.3(L) and Section 7.4. The Borrower shall not make any Acquisitions without approval by the Lender provided that approval of the Lender shall not be required to make Permitted Acquisitions (as defined below) of up to $10,000,000 in aggregate purchase price thereafter. For purposes of this Agreement, "Permitted Acquisitions" are Acquisitions meeting the following requirements or otherwise approved by the Lenders:

        (i)    no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition or the incurrence of any Indebtedness in connection therewith;

        (ii)    the purchase is consummated pursuant to a negotiated acquisition agreement on a non-hostile basis;

        (iii)    the Borrower shall deliver to the Lender a certificate from one of the Authorized Officers, demonstrating to the reasonable satisfaction of the Lender that after giving effect to such Acquisition and the incurrence of any Indebtedness permitted by Section 7.3(A) in connection therewith, on a pro forma basis using, for any Acquisition, historical financial statements, as if the Acquisition and such incurrence of Indebtedness had occurred on the first day of the twelve-month period ending on the last day of the Borrower's most recently completed fiscal quarter, the Borrower would have been in compliance with the financial covenants in Section 7.4 applicable on such date and not otherwise in Default;

        (iv)    after giving effect to such Acquisition, Borrower must demonstrate pro forma compliance with all financial covenants under Section 7.4 applicable on such date; and

        (v)    the business being acquired shall be reasonably similar, related or incidental to, or a logical extension of, the businesses or activities engaged in by the Borrower on the Closing Date."

          3.6    Section 7.4 of the Credit Agreement.

            (a)   Section 7.4(B) of the Credit Agreement is hereby deleted in its entirety and replaced with "Intentionally Omitted".

            (b)   Section 7.4(C) of the Credit Agreement is hereby deleted in its entirety and replaced with "Intentionally Omitted".

            (c)   Section 7.4(D) of the Credit Agreement is hereby deleted in its entirety and restated as follows:

        "(D)    Fixed Charge Coverage Ratio."    The Borrower and its consolidated Subsidiaries shall not permit the ratio ("Fixed Charge Coverage Ratio"), for any period, of (i) EBITDA, minus Capital Expenditures and Patent Expenditures, minus dividends and distributions paid for such period, minus taxes paid for such period to (ii) the sum of cash Interest Expense, plus scheduled payments of the principal portion of all other Indebtedness for borrowed money for such period (excluding payments on the Revolving Loans and the scheduled payment of the Subordinated Debt (U.S. Traffic) to the extent it is refinanced with proceeds from the Revolving Loans and/or proceeds from cash income tax refunds received during fiscal year 2008), as measured on a trailing twelve month basis, of not less than 1.20 to 1.00 for each fiscal quarter. For the purposes of this Agreement, "Patent Expenditures" shall mean expenditures of a Person relating to its obtaining, acquiring or defending Patents."

            (d)   Section 7.4(E) of the Credit Agreement is hereby deleted in its entirety and restated as follows:

        "(E)    Maximum Total Leverage Ratio.    The Borrower and its consolidated Subsidiaries shall not permit the ratio ("Total Leverage Ratio") of (i) total Indebtedness (including Letters of Credit) to (ii) EBITDA, to be greater than 4.5 to 1.0 on a trailing twelve month basis for each fiscal quarter."

          3.7    Exhibit Q to the Credit Agreement.    Exhibit Q to the Credit Agreement is hereby deleted in its entirety and replaced with "Intentionally Omitted".

          3.8    Revolving Note.    All references in the Credit Agreement to the Revolving Note in the form of "Exhibit G" to the Credit Agreement shall be deemed to be references to the Amended and Restated Revolving Note in the form of Exhibit A attached hereto and made a part hereof (the "Amended and Restated Revolving Note").

        4.    WAIVER.    The Bank hereby waives the following Defaults under the Credit Agreement:

          (a)   Default resulting from breach of Section 7.1(A)(ii) from the Closing Date through the date hereof; and

          (b)   Default resulting from breach of Section 7.1(A)(v) for August 31, 2007, September 30, 2007 and October 31, 2007.

        The foregoing waivers shall not be construed or deemed to be a waiver by Bank of any other Defaults by Borrower whether known or undiscovered.

        5.    REAFFIRMATION OF GUARANTIES.    Each of the Guarantors hereby expressly (a) consents to the execution by the Borrower and the Bank of this Third Amendment, (b) acknowledges that the "Guaranteed Debt" (as defined in each of the Guaranties) includes all of the obligations and liabilities owing from the Borrower to the Bank, including, but not limited to, the obligations and liabilities of the Borrower to the Bank under and pursuant to the Credit Agreement, as amended from time to time, and as evidenced by the Revolving Note, as modified, extended and/or replaced from time to time, (c) reaffirms, assumes and binds themselves in all respects to all of the obligations, liabilities, duties, covenants, terms and conditions that are contained in their respective Guaranty, (d) agrees that all such obligations and liabilities under their respective Guaranty shall continue in full force and effect and shall not be discharged, limited, impaired or affected in any manner whatsoever, and (e) represents and warrants that each of the representations and warranties made by such Guarantor in any of the documents executed in connection with the Loans remain true and correct as of the date hereof.

        6.    REPRESENTATIONS AND WARRANTIES.    To induce the Bank to enter into this Third Amendment, the Borrower and each Guarantor hereby certifies, represents and warrants to the Bank that:

          6.1    Organization.    The Borrower and each Guarantor is a corporation or a limited liability company duly organized, existing and in good standing under the laws of its state or organization with full and adequate corporate or limited liability power, as the case may be, to carry on and conduct its business as presently conducted. The Borrower and each Guarantor is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities require such qualification or licensing. The Articles of Incorporation or Organization, as the case may be, and Bylaws or Operating Agreement, as the case may be, Resolutions and Incumbency Certificate of the Borrower and each Guarantor have not been changed or amended since the certified copies thereof were delivered to the Bank in connection with the Original Credit Agreement and the First Amendment. The state issued organizational identification number for the Borrower and each Guarantor is listed on Schedule I hereto. The exact legal name of the Borrower and each Guarantor is as set forth in the preamble of this Third Amendment, and neither the Borrower nor any Guarantor currently conducts, nor has it during the last five (5) years conducted, business under any other name or trade name. Neither the Borrower nor any Guarantor will change its name, its organizational identification number, if it has one, its type of organization, its jurisdiction of organization or other legal structure.

          6.2    Authorization.    The Borrower and each Guarantor is duly authorized to execute and deliver this Third Amendment and the Borrower is and will continue to be duly authorized to borrow monies under the Credit Agreement, as amended hereby, and to perform its obligations under the Credit Agreement, as amended hereby.

          6.3    No Conflicts.    The execution and delivery of this Third Amendment and the performance by the Borrower and each Guarantor of its obligations under the Credit Agreement, as amended hereby, do not and will not conflict with any provision of law or of the articles of incorporation or bylaws of the Borrower or any Guarantor or of any agreement binding upon the Borrower or any Guarantor.

          6.4    Validity and Binding Effect.    The Credit Agreement, as amended hereby, is a legal, valid and binding obligation of the Borrower and each Guarantor, enforceable against the Borrower and each Guarantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

          6.5    Compliance with Credit Agreement.    The representation and warranties set forth in Section VI of the Credit Agreement, as amended hereby, are true and correct with the same effect as if such representations and warranties had been made on the date hereof, with the exception that all references to the financial statements shall mean the financial statements most recently delivered to the Bank and except for such changes as are specifically permitted under the Credit Agreement. In addition, the Borrower and each Guarantor has complied with and is in compliance with all of the covenants set forth in the Credit Agreement, as amended hereby, including, but not limited to, those set forth in Section VII thereof.

          6.6    No Event of Default.    As of the date hereof, no Event of Default under Section VII of the Credit Agreement, as amended hereby, or event or condition which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, has occurred or is continuing.

          6.7    No Subordinated Debt Default.    As of the date hereof, no default under any of the documents evidencing or securing any of the Junior Debt, or event or condition which, with the giving of notice or the passage of time, or both, would constitute a default under any of the documents evidencing or securing any of the Subordinated Debt, has occurred or is continuing.

        7.    CONDITIONS PRECEDENT.    This Third Amendment shall become effective as of the date above first written after receipt by the Bank of the following documents:

          7.1    Third Amendment.    This Third Amendment executed by the Borrower, the Guarantors, and the Bank.

          7.2    Amended and Restated Revolving Note.    The Amended and Restated Revolving Note executed by Borrower.

          7.3    Resolutions.    A certified copy of Resolutions of the board of directors of Borrower and each Guarantor authorizing the execution, delivery and performance of this Third Amendment and related loan documents.

          7.4    Certificate of Good Standing.    Certificates of Good Standing for the Borrower and each Guarantor from their respective jurisdictions of organization.

          7.5    Other Documents.    Such other documents, certificates and/or opinions of counsel as the Bank may request.

        8.    GENERAL.

          8.1    Governing Law; Severability.    This Third Amendment shall be construed in accordance with and governed by the laws of Illinois. Wherever possible each provision of the Credit Agreement and this Third Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Credit Agreement and this Third Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Credit Agreement and this Third Amendment.

          8.2    Successors and Assigns.    This Third Amendment shall be binding upon the Borrower, the Guarantors, and the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Guarantors, and the Bank and the successors and assigns of the Bank.

          8.3    Waiver of Claims.    Borrower hereby acknowledges, agrees and affirms that it possesses no claims, defenses, offsets, recoupment or counterclaims of any kind or nature against or with respect to the enforcement of the Credit Agreement, as amended hereby, the Revolving Note or any other Loan Document (collectively referred to herein as the "Claims"), nor does Borrower now have knowledge of any facts that would or might give rise to any Claims. If facts now exist which would or could give rise to any Claim against or with respect to the enforcement of the Credit Agreement as amended hereby, the Revolving Note, and/or any other Loan Documents, Borrower hereby unconditionally, irrevocably and unequivocally waives and fully releases any and all such Claims as if such Claims were the subject of a lawsuit, adjudicated to final judgment from which no appeal could be taken and therein dismissed with prejudice.

          8.4    Continuing Force and Effect of Loan Documents and Guaranty.    Except as specifically modified or amended by the terms of this Third Amendment, all other terms and provisions of the Credit Agreement and the other Loan Documents are incorporated by reference herein, and in all respects, shall continue in full force and effect. The Borrower, by execution of this Third Amendment, hereby reaffirms, assumes and binds itself to all of the obligations, duties, rights, covenants, terms and conditions that are contained in the Credit Agreement and the other Loan Documents. Each of the Guarantors, by execution of this Third Amendment, hereby reaffirms, assumes and binds itself to all of the obligations, duties, rights, covenants, terms and conditions that are contained in Guaranty.

          8.5    Financing Statements.    The Borrower hereby irrevocably authorizes the Bank at any time and from time to time to file in any jurisdiction any initial UCC financing statements and/or amendments thereto that (a) describe the Collateral, and (b) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment.

          8.6    References to Credit Agreement.    Each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof', or words of like import, and each reference to the Credit Agreement in any and all instruments or documents delivered in connection therewith, shall be deemed to refer to the Credit Agreement, as amended hereby.

          8.7    Expenses.    The Borrower shall pay all costs and expenses in connection with the preparation of this Third Amendment and other related loan documents, including, without limitation, reasonable attorneys' fees and time charges of attorneys who may be employees of the Bank or any affiliate or parent of the Bank. The Borrower shall pay any and all stamp and other taxes, UCC search fees, filing fees and other costs and expenses in connection with the execution and delivery of this Third Amendment and the other instruments and documents to be delivered hereunder, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses.

          8.8    Counterparts.    This Third Amendment may be executed in any number of counterparts, all of which shall constitute one and the same agreement.

        [Signatures on following page]

        IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment to the Amended and Restated Credit Agreement and Reaffirmation of Guaranties as of the date first above written.

QUIXOTE CORPORATION, a Delaware corporation, as Borrower
By:	/s/ DANIEL P. GOREY
Name:	Daniel P. Gorey
Title:	Vice President, Chief Financial Officer Treasurer

QUIXOTE TRANSPORTATION SAFETY, INC.
TRANSAFE CORPORATION
ENERGY ABSORPTION SYSTEMS, INC.
ENERGY ABSORPTION SYSTEMS (AL) LLC
SURFACE SYSTEMS, INC.
NU-METRICS, INC.
HIGHWAY INFORMATION SYSTEMS, INC.
U.S. TRAFFIC CORPORATION
PEEK TRAFFIC CORPORATION
By:	/s/ DANIEL P. GOREY
Name:	Daniel P. Gorey
Title:	Vice President and
Treasurer
LASALLE BANK NATIONAL ASSOCIATION, a national banking association
By:	/s/ LORA BACKOFEN
Name:	Lora Backofen
Title:	Senior Vice President

Exhibit A

AMENDED AND RESTATED REVOLVING LOAN NOTE

$40,000,000	Chicago, Illinois November 7, 2007

        FOR VALUE RECEIVED, the undersigned, QUIXOTE CORPORATION, a Delaware corporation (the "Borrower"), promises to pay to the order of LaSalle Bank National Association and its registered assigns (the "Lender"), on February 1, 2010, the principal sum of Forty Million and No/100 Dollars ($40,000,000.00), or, if less, the aggregate unpaid principal amount of all loans made by the Lender to the Borrower from time to time pursuant to that certain Amended and Restated Credit Agreement, dated as of April 20, 2005, between the Borrower and Lender as amended by the First Amendment to Amended and Restated Credit Agreement and Reaffirmation of Guaranties, dated as of December 1, 2006, that certain Second Amendment to Amended and Restated Credit Agreement and Reaffirmation of Guaranties, dated as of March 15, 2007, and that certain Third Amendment to Amended and Restated Credit Agreement and Reaffirmation of Guaranties as of the date hereof (together with all amendments, if any, from time to time made thereto, the "Credit Agreement").

        The Borrower agrees to pay interest on the principal hereof remaining from time to time unpaid in accordance with Section 2.13 of the Credit Agreement.

        All payments of principal and interest on this Note shall be payable in lawful currency of the United States of America at the Agent's office at 135 South LaSalle Street, Chicago, Illinois 60603, in immediately available funds.

        This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement, to which reference is made for a statement of those terms and provisions. Should the indebtedness represented by this Note or any part hereof be collected at law or in equity or in bankruptcy, receivership, or other court proceedings, or this Note be placed in the hands of attorneys for collection after maturity (by declaration or otherwise), the undersigned agrees to pay, in addition to principal and interest due and payable hereon, reasonable attorneys' and collection fees.

        This Note constitutes a renewal and restatement of, and replacement and substitution for, that certain Revolving Note, dated as of March 15, 2007 in the maximum principal amount of Thirty Million and 00/100 Dollars ($30,000,000.00), executed by the Borrower and made payable to the order of the Bank (the "Prior Note"). The indebtedness evidenced by the Prior Note is continuing indebtedness evidenced hereby, and nothing herein shall be deemed to constitute a payment, settlement or novation of the Prior Note, or to release or otherwise adversely affect any lien, mortgage or security interest securing such indebtedness or any rights of the Bank against any guarantor, surety or other party primarily or secondarily liable for such indebtedness.

[Signature on following page]

A-1

        IN WITNESS WHEREOF, the Borrower has executed this Note as of the date first above written

QUIXOTE CORPORATION
By:

Name

Title:

A-2

Loans made by LASALLE BANK NATIONAL ASSOCIATION (the "Lender") to QUIXOTE CORPORATION (the "Borrower") under the Amended and Restated Credit Agreement, dated as of April 20, 2005, as amended, among the Borrower and LASALLE BANK NATIONAL ASSOCIATION, and payments of principal received on the Note to which this Grid is attached:

Date	Amount of Loan	Amount of Principal Paid	Unpaid Balance	Notation By

Schedule I

Organizational Identification Numbers

CORPORATION	STATE	STATE ID
Quixote Corporation	Delaware	0720523
Quixote Transportation Safety, Inc.	Delaware	2803660
Transafe Corporation	Delaware	3197646
Energy Absorption Systems, Inc.	Delaware	0904033
Energy Absorption (AL) LLC	Delaware	3539333
Surface Systems, Inc.	Missouri	00157025
Nu-Metrics, Inc.	Pennsylvania	978728
Highway Information Systems, Inc.	Delaware	2867376
U.S. Traffic Corporation	Delaware	3594608
Peek Traffic Corporation	Delaware	3717402

AMENDED AND RESTATED REVOLVING LOAN NOTE

$40,000,000	Chicago, Illinois November 7, 2007

        FOR VALUE RECEIVED, the undersigned, QUIXOTE CORPORATION, a Delaware corporation (the "Borrower"), promises to pay to the order of LaSalle Bank National Association and its registered assigns (the "Lender"), on February 1, 2010, the principal sum of Forty Million and No/100 Dollars ($40,000,000.00), or, if less, the aggregate unpaid principal amount of all loans made by the Lender to the Borrower from time to time pursuant to that certain Amended and Restated Credit Agreement, dated as of April 20, 2005, between the Borrower and Lender as amended by the First Amendment to Amended and Restated Credit Agreement and Reaffirmation of Guaranties, dated as of December 1, 2006, that certain Second Amendment to Amended and Restated Credit Agreement and Reaffirmation of Guaranties, dated as of March 15, 2007, and that certain Third Amendment to Amended and Restated Credit Agreement and Reaffirmation of Guaranties as of the date hereof (together with all amendments, if any, from time to time made thereto, the "Credit Agreement").

        The Borrower agrees to pay interest on the principal hereof remaining from time to time unpaid in accordance with Section 2.13 of the Credit Agreement.

        All payments of principal and interest on this Note shall be payable in lawful currency of the United States of America at the Agent's office at 135 South LaSalle Street, Chicago, Illinois 60603, in immediately available funds.

        This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement, to which reference is made for a statement of those terms and provisions. Should the indebtedness represented by this Note or any part hereof be collected at law or in equity or in bankruptcy, receivership, or other court proceedings, or this Note be placed in the hands of attorneys for collection after maturity (by declaration or otherwise), the undersigned agrees to pay, in addition to principal and interest due and payable hereon, reasonable attorneys' and collection fees.

        This Note constitutes a renewal and restatement of, and replacement and substitution for, that certain Revolving Note, dated as of March 15, 2007 in the maximum principal amount of Thirty Million and 00/100 Dollars ($30,000,000.00), executed by the Borrower and made payable to the order of the Bank (the "Prior Note"). The indebtedness evidenced by the Prior Note is continuing indebtedness evidenced hereby, and nothing herein shall be deemed to constitute a payment, settlement or novation of the Prior Note, or to release or otherwise adversely affect any lien, mortgage or security interest securing such indebtedness or any rights of the Bank against any guarantor, surety or other party primarily or secondarily liable for such indebtedness.

[Signature on following page]

        IN WITNESS WHEREOF, the Borrower has executed this Note as of the date first above written

QUIXOTE CORPORATION
By:	/s/ DANIEL P. GOREY
Name:	Daniel P. Gorey
Title:	Vice President, Chief Financial Officer and
Treasurer

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  Exhibit 10(a)
Organizational Identification Numbers